SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*


                             Jinpan International Limited
------------------------------------------
(Name of Issuer)


Common Stock
                   -----------------------------------------
(Title of Class of Securities)

G5138L100
                   -----------------------------------------
(CUSIP Number)





Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



(Continued on following page(s))

                               Page 1 of 6 Pages



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     First Wilshire Securities Management, Inc.    Tax ID #95-2844956

2    CHECK THE APPROPRIATE BOX IF A MEMBER
      OF A GROUP*

                  (a) [    ]
                  (b) [    ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

        California Corporation

                    5    SOLE VOTING POWER

                         8,800 Shares


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      None
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH   		 417,729 Shares


                    8    SHARED DISPOSITIVE POWER

                                   None

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

				 417,729 Shares


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES *

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

				6.2%

12   TYPE OF REPORTING PERSON*

            BD,IA

Page 2 of 6 Pages


                  SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 10549

                   ---------------------------------

                  SCHEDULE 13G UNDER THE SECURITIES

                       EXCHANGE ACT OF 1934

                  ---------------------------------


Item 1.    (a).  Name of Issuer:

		     Jinpan International, Limited


           (b).  Address of Issuer's Principal Executive
                 Offices:

		     100 Industry Avenue
		     Jipan Development Area
		     Haikou Hainan China F5 570216


Item 2.    (a).  Name of Person Filing:

                 First Wilshire Securities Management, Inc.


           (b).  Address of Principal Business Office:

                 1224 East Green Street, Suite 200
                 Pasadena, CA 91106-3171



















                              Page 3 of 6 Pages



Item 2.    (c).    Citizenship:


           (d).    Title of Class of Securities:

                   Common Stock

           (e).    CUSIP Number:

			 G5138L100



Item 3.        This statement is filed pursuant to Rule
             13D-1(B)(ii)(G). The entity filing is an Investment Adviser registered under section 203 of the Investment Advisers
             Act of 1940.


Item 4.            Ownership.


           (a).    Amount Beneficially Owned

                   417,729 shares

           (b).    Percent of Class:

                   6.2%

           (c).    Number of Shares as to which such entity has:

              (i)  sole power to vote or to direct the
                   vote  8,800 shares


              (ii)  shared power to vote or to direct
                    the vote     None


              (iii) sole power to dispose or to direct
                    the disposition of  417,729 shares


              (iv)  shared power to dispose or to direct
                    the disposition of      None








                              Page 4 of 6 Pages

Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]



Item 6.          Ownership of More Than Five Percent on
                 Behalf of Another Person:( X )



Item 7.         Identification and Classification of
                Subsidiaries which Acquired the Security
                Being Reported on by the Parent Holding
                Company:



Item 8. Identification and Classification of Members of the Group:






























Page 5 of 6 Pages



Item 9.             Notice of Dissolution of Group:


Item 10.           Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


          Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.








               By:  Mitchell Howard
               ----------------------------
                   Title: V.P., Compliance & Operations


Dated:  02/14/2007


















                             Page 6 of 6 Pages